Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” included in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Ambassadors International, Inc. for the registration of 1,734,002 shares of common stock and to the incorporation by reference therein of our reports dated March 15, 2007, with respect to the consolidated financial statements and schedule of Ambassadors International, Inc. for the year ended December 31, 2006, Ambassadors International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ambassadors International, Inc., included in its Amendment No. 1 to its Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

September 27, 2007